Exhibit 99.1

Hutchison Whampoa Limited and Cheung Kong

(Holdings) Limited Sell 8.9 Million Priceline.com Shares

     NORWALK, Conn., September 5, 2006 . . . Priceline.com Incorporated (Nasdaq: PCLN) announced today that Hutchison Whampoa Limited and Cheung Kong (Holdings) Limited sold 8.9 million shares of priceline.com common stock in an offering underwritten by Goldman, Sachs & Co.  The shares sold were covered by a shelf registration statement filed with the Securities and Exchange Commission in May 2004.

The sale, which was completed today, represents approximately 70% of the approximately 12.7 million shares of priceline.com common stock owned by Hutchison Whampoa Limited and Cheung Kong (Holdings) Limited prior to the sale.  Hutchison Whampoa Limited and Cheung Kong (Holdings) will continue to have the right to appoint representatives to priceline.com’s Board of Directors.

“Hutchison Whampoa and Cheung Kong Holdings have been priceline.com investors since 2001 and have supported our business through some difficult times, including the aftermath of September 11th,” said priceline.com President and Chief Executive Officer Jeffery H. Boyd.  “We are pleased that their investment and their support have been rewarded with a successful transaction.”

This press release is not an offer to sell any securities nor does it seek an offer to buy any securities in any jurisdiction where the offer or sale is not permitted.

###

For press information, contact:  Brian Ek  203-299-8167  brian.ek@priceline.com

For a copy of a prospectus, contact:

Goldman, Sachs & Co., Attn: Prospectus Dept.,
85 Broad St., New York, N.Y. 10004,
Fax: 212 902 9316 or email at prospectus-ny@ny.email.gs.com